BPO Management Services Completes Merger With netGuru, Inc.

IRVINE, Calif., Dec. 18 -- BPO Management Services Inc., (Nasdaq: BPOM), a full service business process outsourcing company focused on serving middle market enterprises, today announced the completion of its merger with netGuru, Inc. (Nasdaq: NGRU).

Under the terms of the definitive reverse merger agreement announced August 30, 2006, the combined companies will continue under the name BPO Management Services (BPOMS). BPOMS will be listed on the NASDAQ Capital Market and will begin trading under the ticker symbol "BPOM" effective as of the open of trading December 18, 2006.

"This transaction provides us with the strategic, operational and financial flexibility that comes with being a publicly traded company as we continue to aggressively execute on our business plan," said Patrick Dolan, Chief Executive of BPOMS. "As demand for back-office business process outsourcing services increases, especially from the under-served middle market, we believe the combined strengths and resources resulting from this merger will significantly enhance our ability to maximize what we believe is a major market and value-creation opportunity."

The merged company will integrate netGuru's US based operations into BPOMS's business strategy and will be headed by BPOMS's management team led by Chairman and Chief Executive Officer Patrick Dolan and President Jim Cortens. Mr. Dolan and Mr. Cortens each bring over 25 years in the business process outsourcing industry, including senior management roles with ACS, EDS, Systems Management Specialists, SHL Systemhouse, and Infocrossing.

As a result of the merger, the Company's common stock may not continue trading on The Nasdaq Capital Market unless the Company can establish that it meets all initial listing standards. The Company is awaiting further determination on this matter. In the event the Company's common stock is unable to continue trading on Nasdaq, it is anticipated that the Company's common stock will likely be traded on the Over-the-Counter Bulletin Board ("OTCBB") under the ticker symbol "BPOM.OB," if qualified.

About BPO Management Services, Inc.

BPO Management Services (BPOMS) is a business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, and finance and accounting, to support the back-office functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit www.bpoms.com.

About netGuru, Inc.

netGuru is a technology and services company offering document and project collaboration software/solutions and technical services and support. For more information, please visit www.netguru.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical or factual information, the matters discussed in this press release, including without limitation the anticipated amount, timing and payment of a cash dividend, and the ability of the Company's common stock to trade on The NASDAQ Capital Market or over the counter are forward-looking statements that involve risks and uncertainties. Actual results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, fulfillment of conditions to payment of the dividend, including without limitation, the availability of a legal source for payment; changes in market and business conditions and the conditions of the parties to the proposed transactions; and other risks and factors detailed from time to time in the Company's public statements and its periodic reports and other filings with the U.S. Securities and Exchange Commission.

Source: BPO Management Services Inc.